Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated February 26, 2025

Pricing Supplement dated March __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1A dated May 16, 2024

$ Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities, Due March 31, 2027 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Enhanced Return Geared Buffer Notes (the “Notes”) linked to the performance of an equally weighted basket (the “Basket”) consisting of the common stock of Citizens Financial Group, Inc., the common stock of Morgan Stanley and the common stock of Wells Fargo & Company (each, a “Basket Underlier”).

•	Call Feature — If, on the Call Observation Date, the closing value of the Basket is greater than or equal to the Initial Basket Value, the Notes will be automatically called for a return of at least 13.72% (to be determined on the Trade Date). No further payments will be made on the Notes.
•	Enhanced Return Potential — If the Notes are not automatically called and the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to 125% of the Basket Return.
•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Buffer Value (80% of the Initial Basket Value), at maturity, investors will receive the principal amount of their Notes. If the Notes are not automatically called and the Final Basket Value is less than the Buffer Value, at maturity, investors will lose 1.25% of the principal amount of their Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Percentage of 20%.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017KTN2

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(2)	1.50%	$
Proceeds to Royal Bank of Canada	98.50%	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $985.00 per Note, and the placement agents will forgo any fees with respect to sales made to those accounts. The price to the public for all other purchases of the Notes is 100%.

(2) JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Notes and will receive a fee from us of $15.00 per $1,000 principal amount of Notes, but will forgo any fees for sales to certain fiduciary accounts.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $920.00 and $970.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC
Placement Agents

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Basket Underliers:	The common stock of Citizens Financial Group, Inc. (the “CFG Underlier”), the common stock of Morgan Stanley (the “MS Underlier”) and the common stock of Wells Fargo & Company (the “WFC Underlier”)
	Basket Underlier	Bloomberg Ticker	Initial Basket Underlier Value(1)	Basket Weighting
	CFG Underlier	CFG UN		$1/3
	MS Underlier	MS UN		$1/3
	WFC Underlier	WFC UN		$1/3
(1) With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
Trade Date:	March 26, 2025
Issue Date:	March 31, 2025
Valuation Date:*	March 25, 2027
Maturity Date:*	March 31, 2027
Call Feature:	If, on the Call Observation Date, the closing value of the Basket is greater than or equal to the Initial Basket Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to at least $1,137.20 (at least 113.72% of the principal amount), to be determined on the Trade Date. No further payments will be made on the Notes.
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•     If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × Basket Return × Participation Rate)

•     If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Buffer Value: $1,000

•     If the Final Basket Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage) × Downside Multiplier]

If the Notes are not automatically called and the Final Basket Value is less than the Buffer Value, you will lose some or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Participation Rate:	125% (applicable only at maturity if the Notes are not automatically called)
Buffer Value:	80, which is 80% of the Initial Basket Value
P-2	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

Buffer Percentage:	20%
Downside Multiplier:	100% / 80%, which is 1.25
Basket Return:	The Basket Return, expressed as a percentage, is calculated using the following formula: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing value of the Basket on the Valuation Date
Closing Value of the Basket:

On any relevant day, the closing value of the Basket will be calculated as follows:

100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return on that day times its Basket Weighting)]

Basket Underlier Return:

With respect to each Basket Underlier on any relevant day, the Basket Underlier Return, expressed as a percentage, is calculated using the following formula:

Closing value of that Basket Underlier on that day – Initial Basket Underlier Value
Initial Basket Underlier Value

Call Observation Date:*	April 8, 2026
Call Settlement Date:*	April 13, 2026
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Basket, based on the Buffer Value of 80% of the Initial Basket Value, the Participation Rate of 125%, the Buffer Percentage of 20% and the Downside Multiplier of 1.25. The table and examples below also assume that the Notes are not automatically called. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Basket Return	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,625.00	162.500%
40.00%	$1,500.00	150.000%
30.00%	$1,375.00	137.500%
20.00%	$1,250.00	125.000%
10.00%	$1,125.00	112.500%
5.00%	$1,062.50	106.250%
2.00%	$1,025.00	102.500%
0.00%	$1,000.00	100.000%
-5.00%	$1,000.00	100.000%
-10.00%	$1,000.00	100.000%
-20.00%	$1,000.00	100.000%
-30.00%	$875.00	87.500%
-40.00%	$750.00	75.000%
-50.00%	$625.00	62.500%
-60.00%	$500.00	50.000%
-70.00%	$375.00	37.500%
-80.00%	$250.00	25.000%
-90.00%	$125.00	12.500%
-100.00%	$0.00	0.000%

Example 1 —	The value of the Basket increases from the Initial Basket Value to the Final Basket Value by 2%.
	Basket Return:	2%
	Payment at Maturity:	$1,000 + ($1,000 × 2% × 125%) = $1,000 + $25 = $1,025

In this example, the payment at maturity is $1,025 per $1,000 principal amount of Notes, for a return of 2.50%.

Because the Final Basket Value is greater than the Initial Basket Value, investors receive a return equal to 125% of the Basket Return.

Example 2 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 10% (i.e., the Final Basket Value is below the Initial Basket Value but above the Buffer Value).
	Basket Return:	-10%
	Payment at Maturity:	$1,000
	In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%.
P-5	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

Because the Final Basket Value is greater than the Buffer Value, investors receive a full return of the principal amount of their Notes.

Example 3 —	The value of the Basket decreases from the Initial Basket Value to the Final Basket Value by 50% (i.e., the Final Basket Value is below the Buffer Value).
	Basket Return:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 20%) × 1.25] = $1,000 – $375 = $625

In this example, the payment at maturity is $625 per $1,000 principal amount of Notes, representing a loss of 37.50% of the principal amount.

Because the Final Basket Value is less than the Buffer Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or all of the principal amount of their Notes at maturity. The table and examples above assume that the Notes are not automatically called. However, if the Notes are automatically called, investors will not receive any further payments after the Call Settlement Date.

P-6	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Notes are not automatically called and the Final Basket Value is less than the Buffer Value, you will lose 1.25% of the principal amount of your Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Percentage. You could lose some or all of your principal amount at maturity.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.
•	The Notes Are Subject to an Automatic Call — If, on the Call Observation Date, the closing value of the Basket is greater than or equal to the Initial Basket Value, the Notes will be automatically called, and you will not receive any further payments on the Notes. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called. In addition, for the avoidance of doubt, the fees and commissions described in this pricing supplement will not be rebated or subject to amortization if the Notes are called.
•	If the Notes Are Automatically Called, Your Potential Payment Is Limited — If the Notes are automatically called, the payment upon automatic call will be a fixed amount, regardless of any appreciation in the value of the Basket, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Basket.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.
•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Values of the Other Basket Underliers — A change in the value of one Basket Underlier may not correlate with changes in the values of the other Basket Underliers. The value of one Basket Underlier may increase, while the values of the other Basket Underliers may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the value of one Basket Underlier may be moderated, or wholly offset, by lesser increases or decreases in the values of the other Basket Underliers.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Basket Underliers on the dates specified. You will not benefit from any more favorable values of the Basket Underliers determined at any other time.
P-7	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Basket Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

P-8	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Basket Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Basket Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Basket Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Basket Underliers

•	You Will Not Have Any Rights to Any Basket Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Basket Underlier.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting a Basket Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Basket Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of a Basket Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect a Basket Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting a Basket Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Basket Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Basket Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Basket Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.
P-9	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

INFORMATION REGARDING THE BASKET UNDERLIERS

Each Basket Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Basket Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Basket Underlier	Exchange Ticker	Exchange	SEC File Number
CFG Underlier	CFG	New York Stock Exchange	001-36636
MS Underlier	MS	New York Stock Exchange	001-11758
WFC Underlier	WFC	New York Stock Exchange	001-02979

According to publicly available information:

•	Citizens Financial Group, Inc. offers a range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions.
•	Morgan Stanley is a financial services firm that advises, and originates, trades, manages and distributes capital for, governments, institutions and individuals.
•	Wells Fargo & Company is a financial services company that provides a set of banking, investment and mortgage products and services, as well as consumer and commercial finance, to individuals, businesses and institutions.

Historical Information

The following graphs set forth historical closing values of the Basket Underliers for the period from January 1, 2015 to February 24, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Basket Underliers will result in the return of all of your initial investment.

P-10	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

Common Stock of Citizens Financial Group, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Morgan Stanley

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

Common Stock of Wells Fargo & Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Basket Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

P-13	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to a Basket of Three Equity Securities

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Notes and will receive a fee from us that will not exceed the amount per $1,000 principal amount of Notes specified on the cover of this pricing supplement, but will forgo any fees for sales to certain fiduciary accounts.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-14	RBC Capital Markets, LLC	JPMorgan Chase Bank, N.A.	J.P. Morgan Securities LLC